EXHIBIT 99.1

National Beverage Corp. Increased Third Quarter Results

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--March 12, 2004--National Beverage Corp. (AMEX:FIZ) today announced results for its third quarter and nine-month period ended January 31, 2004. For the quarter, the Company reported earnings of $1.4 million on revenues of $107.0 million as compared to earnings of $1.1 million on revenues of $100.5 million for the previous year. Earnings per share were $.04 on average common shares outstanding of 36.9 million (as adjusted for the 100% stock dividend announced February 27, 2004) versus earnings of $.03 per share for the prior year.
    For the nine-month period, earnings were $13.8 million, or $.38 per share (on adjusted shares), as compared to $.35 per share for the previous year with revenues for the nine-month period ending January 31, 2004 of $382.1 million, up from $370.7 million for the prior year's same period.
    "I am pleased that our 'numbers' are the best that have ever been reported for the third quarter," stated Nick A. Caporella, Chairman and Chief Executive Officer, "but I am more pleased that the double-digit growth of our flagship flavor brands continued during these difficult winter months. Our core brands, Shasta and Faygo, continue to outpace carbonated-soft-drink industry norms due to our Brand Dichotomization strategy in place over this past year."
    "We have emerged from the winter quarter with the strongest balance sheet/cash position in the Company's history, as evidenced by our recently announced 100% stock dividend and $1.00 per share cash dividend. Our consistent performance magnifies our resolve...to create and further enhance shareholder value," concluded Mr. Caporella.
    National Beverage produces soft drinks, bottled waters, juices and juice products and is highly recognized for a line of refreshing flavors through its popular brands: Shasta(R), Faygo(R), Ritz(R), Everfresh(R), Mr. Pure(R) and LaCroix(R).

    Fun & Flavor . . . the National Beverage Way


                       National Beverage Corp.
   Consolidated Results for the Three Months and Nine Months Ended
                January 31, 2004 and January 25, 2003
               (in thousands, except per share amounts)

                         Three Months Ended       Nine Months Ended
                       ----------------------- -----------------------
                       January 31, January 25, January 31, January 25,
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------


Net Sales                $107,026    $100,500    $382,064    $370,725
                       =========== =========== =========== ===========

Net Income                 $1,356      $1,089     $13,827     $12,983
                       =========== =========== =========== ===========

Net Income Per
 Share:(a)
    Basic                    $.04        $.03        $.38        $.35
                       =========== =========== =========== ===========
    Diluted                  $.04        $.03        $.36        $.34
                       =========== =========== =========== ===========

Average Common Shares
 Outstanding:(a)
    Basic                  36,876      36,794      36,855      36,792
                       =========== =========== =========== ===========
    Diluted                38,163      38,148      38,146      38,110
                       =========== =========== =========== ===========

(a) Per share amounts and average common shares outstanding have been adjusted for the 100% stock dividend announced February 27, 2004.


    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items described in the Company's Securities and Exchange Commission filings and the Company undertakes no obligations to update the forward-looking statements.

    CONTACT: National Beverage Corp., Fort Lauderdale
             Grace A. Keene, 954/581-0922